PO Box 9005
Quakertown PA 18951-9005
215.538.5600
1.800.491.9070
www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER NET INCOME

QUAKERTOWN, PA (21 October 2008) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the third quarter of 2008 of $1,566,000, or $.50 per share on a diluted basis. This compares to $1,554,000, or $.49 per share on a diluted basis, for the same period in 2007. For the nine months ended September 30, 2008, net income was $4,882,000, or $1.54 per share on a diluted basis, compared to net income of $2,026,000, or $.64 per share on a diluted basis, for the comparable period in 2007.

Thomas J. Bisko, President and Chief Executive Officer, stated, “Despite the difficult and unprecedented economic environment, QNB continues to produce solid earnings. This performance reflects the quality of the Company’s loan portfolio and its strong capital and liquidity positions.”

Mr. Bisko continued, “Like many other community banks, QNB has no direct exposure to the subprime mortgage market, as it has never originated these mortgage instruments, and it does not hold any securities in its investment portfolio collateralized by these types of mortgages. In addition, the Company does not hold Federal National Mortgage Association (“FNMA”) or Federal Home Loan Mortgage Corporation (“FHLMC”) common or preferred stock.”

Mr. Bisko concluded, “During these tumultuous times, QNB will continue to operate as it has for over 130 years, focusing on meeting the financial needs of our customers. We firmly believe the opportunity for expanding our customer base will increase as people move from the larger national and international banks to local neighborhood banks that provide a higher degree of personal service. In light of this opportunity, we are expanding our market north to include the Wescosville and Emmaus communities. We are very excited about this opportunity to increase our footprint to include this region - a natural extension into these growing areas of Lehigh County.”

The following is an overview of the key financial highlights for the quarter:

-	Total assets were $637,680,000 at September 30, 2008, an increase of 7.1% from $595,489,000 at September 30, 2007.

-	Total loans were $380,105,000 at September 30, 2008, an increase of 3.6% from $367,054,000 at September 30, 2007. The Company continues to make credit available to its customers.

-	Total deposits of $526,919,000 at September 30, 2008 represent an increase of 6.6% from $494,539,000 at September 30, 2007.

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Net interest income increased $540,000, or 12.0%, to $5,045,000 for the third quarter of 2008 compared to the third quarter of 2007, reflecting a 13 basis point increase in the net interest margin as well as growth in earning assets. The net interest margin was 3.49% for the third quarter of 2008 compared to 3.36% for the third quarter of 2007. The increase in the net interest margin is primarily the result of lower customer deposit costs resulting from market interest rates declining. Average earning assets increased 7.3%, with average loans increasing 3.6% and average investment securities increasing 15.8%. The growth in the investment portfolio was primarily in high quality U.S. government agency and agency mortgage-backed securities.

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Total non-performing loans, which represent loans on non-accrual status and loans past due more than 90 days, were $1,190,000, or .31% of total loans, at September 30, 2008 compared with $1,084,000, or .30% of total loans, at September 30, 2007. While this represents a slight increase in non-performing loans, QNB’s non-performing loans to total loans experience compares favorably with the average for Pennsylvania commercial banks with assets between $500 million and $1 billion at 0.90% of total loans as reported by the FDIC using June 30, 2008 data. QNB’s allowance for loan losses of $3,492,000 represents .92% of total loans at September 30, 2008 compared with an allowance for loan losses of $3,001,000, or .82% of total loans, at September 30, 2007. The provision for loan losses was $150,000 for both quarters ending September 30, 2008 and 2007. Net loan charge-offs were $131,000 for the third quarter of 2008 compared with $21,000 for the third quarter of 2007, with most losses occurring in the purchased lease portfolio.

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Non-interest income for the third quarter of 2008 was $815,000, a decline from the $989,000 reported for the same period in 2007. During the third quarter of 2008, QNB recorded $103,000 of securities losses related to an other-than-temporary impairment charge on two holdings in the equity investment portfolio. Also, with the slowdown in the residential mortgage market, gains on the sale of loans declined from $50,000 for the third quarter of 2007 to $13,000 for the same period in 2008. In addition, losses on the sale of repossessed assets were $21,000 for the third quarter of 2008 compared with gains of $15,000 for the same period in 2007.

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Non-interest expense was $3,668,000 for the third quarter of 2008 compared to $3,327,000 for the third quarter of 2007. Higher personnel costs contributed to the increase in non-interest expense for the quarter. Salary and benefit expense increased $173,000, or 9.5%, when comparing the periods. An accrual for incentive compensation and an accrual for post retirement life insurance benefits contributed $51,000 and $13,000, respectively, to the increase. An increase in the number of employees and higher medical and dental premiums also contributed to the rise in salary and benefits expense. Net occupancy and furniture and equipment expense increased $51,000 when comparing the three month periods, reflecting an increase in depreciation expense, utility costs and maintenance expense. In addition, Federal Deposit Insurance Corporation (F.D.I.C.) premiums, increased $67,000 when comparing the third quarter of 2008 to the third quarter of 2007. During 2007, QNB had a credit from prior year payments that was used to offset the premiums. The remainder of the credit was utilized in early 2008.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
INCOME:
Total interest income	$8,832	$9,040	$26,460	$26,390
Total interest expense	3,787	4,535	11,745	13,334
Net interest income	5,045	4,505	14,715	13,056
Provision for loan losses	150	150	575	375
Total non-interest income	815	989	3,028	257
Total non-interest expense	3,668	3,327	10,794	10,801
Income before income taxes	2,042	2,017	6,374	2,137
Provision for income taxes	476	463	1,492	111
Net income	$1,566	$1,554	$4,882	$2,026

NET INCOME PER SHARE:
Basic	$0.50	$0.50	$1.56	$0.65
Diluted	0.50	0.49	1.54	0.64
Dividends	0.23	0.22	0.69	0.66

	September 30,
SELECTED PERIOD END BALANCES:	2008	2007
Total assets	$637,680	$595,489
Investments	222,293	192,065
Total loans	380,105	367,054
Allowance for loan losses	3,492	3,001
Deposits	526,919	494,539
Short-term borrowings	19,557	20,989
Long-term debt	35,000	25,000
Shareholders' equity	51,650	51,873

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
SELECTED RATIOS:	2008	2007	2008	2007
Return on average assets	0.96%	1.02%	1.04%	0.45%
Return on average shareholders' equity	11.55%	12.06%	12.30%	5.31%
Net interest margin-tax equivalent	3.49%	3.36%	3.54%	3.29%
Efficiency ratio-tax equivalent	58.88%	56.86%	57.25%	75.19%
Average shareholders' equity to total average assets	8.33%	8.43%	8.47%	8.46%
Nonperforming assets to total assets	0.21%	0.19%
Allowance as a % of loans	0.92%	0.82%

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Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com